Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hospitality Investors Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-208855) on Form S-3D of Hospitality Investors Trust, Inc. (formerly American Realty Capital Hospitality Trust, Inc.) of our report dated March 31, 2017, with respect to the consolidated balance sheets of Hospitality Investors Trust, Inc., and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for the years ended December 31, 2016 and 2015 and for the period from March 21, 2014 to December 31, 2014 (successor) and the combined statements of operations and comprehensive income (loss), changes in equity, and cash flows for the period from January 1, 2014 to March 20, 2014 (predecessor), and all related financial statement schedules as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Hospitality Investors Trust, Inc.

/s/ KPMG LLP
McLean, Virginia
March 31, 2017